LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN WOOD MOULDING, L.L.C.

A Delaware Limited Liability Company

Dated as of April 18, 1996

TABLE OF CONTENTS

LIMITED LIABILITY COMPANY AGREEMENT
OF
AMERICAN WOOD MOULDING, L.L.C.

This LIMITED LIABILITY COMPANY AGREEMENT of American Wood Moulding, L.L.C. ("LLC") is made as of April , 1996, among the undersigned Members (herein called the "Members", which term shall include any Person hereafter becoming a Member pursuant to the terms hereof and shall exclude any Person who ceases to be a Member).

RECITALS

WHEREAS, the Members desire to form a limited liability company pursuant to the terms and provisions of this Agreement and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the "Delaware Act"); and

WHEREAS, the Members desire that LLC be treated as a partnership for federal, state and local income or franchise tax purposes, and that their interests in LLC be treated as interests in a partnership;

NOW, THEREFORE, the parties hereto, and subsequent Members, agree as follows:

ARTICLE I

Certain Definitions

1.01 For the purposes of this Agreement (including the Recitals), the following terms shall have the meanings assigned to them in this Article I and include the plural as well as the singular:

"Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

"Agreement" shall mean this Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented, or restated from time to time, as the context requires.

"Approved Person" shall mean any Person not engaged or otherwise interested in the business of marketing and distributing moulded wood products primarily in the North American market.

"Auditors" shall mean the independent public accountants of LLC, appointed in accordance with the provisions of Section 8.01.

"Business Day" shall mean any day other than a day which is Saturday or Sunday or any other day on which commercial banks in Auckland, New Zealand and Baltimore, Maryland are authorized or obligated by Law or executive order to close.

"Capital Budget" shall mean the three-year capital budget of LLC which shall include all capital expenditures other than ordinary operations and maintenance capital expenditures.

A "Change of Control" shall have occurred for the purposes of Section 12.05:

(a) with respect to Fletcher Challenge Forests USA Inc., if it fails to be controlled by Fletcher Challenge Limited;

(b) with respect to American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.), if it fails to be controlled by either or a combination of Jeri Clement or Neil Hagen, their immediate families or trusts for the benefit of them or their immediate families; or

(c) with respect to any other Member, if such Member fails to be controlled by the Person who controlled the Member at the time it became a Member of LLC.

"Code" shall mean the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

"Contract" includes any agreement, contract, arrangement, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession,

directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

"Credit and Security Agreement" shall mean the Credit and Security Agreement to be entered into between LLC, Fletcher Challenge Industries Finance U.S.A. Limited and Fletcher Challenge Limited.

"Delaware Secretary of State" shall mean the Secretary of State of the State of Delaware.

"GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time.

"Governmental Authority" shall mean any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, of competent jurisdiction.

"Interest" shall mean a limited liability company interest of the Member in LLC issued pursuant to Article VI of this Agreement, including the right of each such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

"Key Employees" shall mean any employee of LLC who (a) holds a senior or management position or (b) is designated as a "Key Employee" by a Member.

"Law" shall mean any applicable law, statute, ordinance, rule or regulation.

"Litigation" shall mean any written claim, action, lawsuit, arbitration, investigation or proceeding.

"Majority in Interest" shall mean a majority of both the capital interests and the profit interests.

Any reference to any fact, event, change or effect being "material" with respect to any Person shall mean an event, change or effect that is or, insofar as can reasonably be foreseen, will be material to the business, prospects, properties, assets, liabilities, financial condition or results of operations of such Person and its subsidiaries taken as a whole.

"Operating Budget" shall mean the annual operating budget of LLC which shall be prepared based on the relevant year of an approved Strategic Plan and shall include normal operations and maintenance capital expenditures, but not other capital expenditures.

"Person" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

"Profits and Losses" shall mean LLC's taxable income or loss determined in accordance with Section 703(a) of the Code for each of its Fiscal Years or other periods (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following exceptions:

(a) Any item of income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.

(b) Any expenditures described in Section 705(a)(2)(B) of the Code shall be subtracted from such taxable income or loss.

(c) Notwithstanding clauses (i) and (ii) above, Tax Items that are specially allocated pursuant to Sections 7.06 and 7.07 shall not be taken into account in computing Profits or Losses.

"Strategic Plan" shall mean the three-year strategic plan of LLC which shall include the Operating Budget, a procurement and distribution plan, a marketing plan and a personnel plan.

"Supply Agreement" shall mean the Agreement for Supply to be entered into between LLC, Thunderbird Moulding Company and Fletcher Challenge Forests USA Inc.

"Tax Item" shall mean, with respect to taxes, any item of income, gain, loss, deduction, credit or other tax attribute.

"Tax Matters Member" shall mean the person required by Section 6231 of the Code to act as "tax matters partner" of LLC.

"Transfer", with respect to any Interest, shall mean to sell, exchange, assign, transfer, pledge, hypothecate or otherwise dispose of any interest therein.

1.02 Additional Definitions. The following terms are defined in the Sections indicated:

Defined Term:	Section:
"Additional Members"	Section 12.12
"Advance"	Section 12.04
"Annual Balance Date"	Section 8.02(a)
"Applicable Fiscal Year"	Section 8.02(a)
"Capital Account"	Section 7.01
"Cessation Redemption"	Section 11.03(b)
"Chairperson"	Section 4.10
"Confidential Information"	Section 9.03(a)
"Covered Person"	Section 10.01
"defaulting Member"	Section 13.03
"Default Sum"	Section 13.01
"Default Sum Advance"	Section 13.02
"Delaware Act"	Recitals
"Event of Default Notice"	Section 13.01
"Fiscal Year"	Section 2.05
"Indemnifying Party"	Section 13.07(a)
"LLC"	Recitals
"Member Notice"	Section 13.01
"Member Offer"	Section 12.03(a)
"Member Representative"	Section 4.03
"Members"	Recitals
"Non-Transferring Member"	Section 12.03(a)
"Notices"	Section 14.07
"Percentage Interest"	Section 7.02(a)
"Permitted Transferee"	Section 12.06(a)
"Refinancing Member"	Section 13.07(a)
"retiring Chairperson"	Section 4.10
"Shortfall Advance"	Section 13.04
"Tax Return"	Section 8.08(d)
"Transferee Member"	Section 12.07
"Transferring Interest"	Section 12.03(a)
"Transferring Member"	Section 12.03(a)

ARTICLE II

General Provisions

2.01 LLC Name and Formation. The name of LLC is American Wood Moulding, L.L.C. The business of LLC may be

conducted, upon compliance with all applicable laws, under any other name deemed necessary or desirable by the Members.

The Members agree to form LLC and enter into this Agreement, and do hereby form LLC and enter into this Agreement, pursuant to the provisions of the Delaware Act and for the purposes hereinafter described and agree that the rights and liabilities of the Members shall be as provided in the Delaware Act for members except as provided herein.

2.02 Certificate of Formation. The Members hereby ratify the designation of American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.) as an "authorized person", within the meaning of the Delaware Act, the execution of the Certificate of Formation of LLC by American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.) and the delivery and filing of the Certificate of Formation of LLC with the office of the Delaware Secretary of State.

2.03 Place of Business and Office; Registered Agent. LLC shall maintain a registered office in the State of Delaware at 1209 Orange Street, Wilmington, Delaware. The mailing address of LLC shall be 7270 Park Circle Drive, Hanover, Maryland 21076 or such other address as the Members may determine. The principal place of business of LLC shall be such place as the Members may determine. The name and address of LLC's registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

2.04 Qualification in Other Jurisdictions. The Members shall cause LLC to be qualified, formed, or registered in any jurisdiction in which LLC transacts business. The Members shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for LLC to qualify to do business in a jurisdiction in which LLC may wish to conduct business.

2.05 Fiscal Year. The fiscal year of LLC (the "Fiscal Year") for financial statements and the taxable year of LLC shall end on June 30, of each calendar year.

2.06 Representations by Members. Each Member represents, warrants, agrees and acknowledges that (a) it has been duly authorized and otherwise duly qualified to purchase and hold an Interest in LLC and to execute and deliver this Agreement and all other instruments executed and delivered on behalf of it in connection with this Agreement, (b) the consummation of such transactions will not result in a breach or violation of, or a default under, its

charter or by-laws or any existing agreement by which it or any of its properties is bound and (c) this Agreement is a binding agreement on the part of such Member enforceable in accordance with its terms against such Member. Each Member indemnifies LLC and any other Member against any liability arising from a breach of the foregoing representations.

2.07 Liability of Members, Member Representatives and Officers. No Member, Member Representative or officer of LLC shall have any liability under this Agreement or under the Delaware Act except as provided herein or as required by the Delaware Act. Except as required by the Delaware Act, the debts, obligations and liabilities of LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of LLC, and no Member, Member Representative or officer shall be obligated personally for any such debt, obligation or liability of LLC solely by reason of being a Member or acting as a Member Representative or as an officer of LLC. The liability of each Member shall be limited solely to the amount of its capital contribution and any further capital contributions agreed by the Members, in accordance with Article VI. The Members shall not be required to contribute any amounts in excess of the amounts set forth in Article VI. No Member, Member Representative or officer of LLC shall be liable for any debts, obligations and liabilities, whether arising in contract, tort or otherwise, of any other Member, Member Representative or officer of LLC. No Member shall be required to loan LLC any funds.

2.08 Purpose. LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing, including, without limitation, acquiring, holding, managing, operating and disposing of real and personal property.

2.09 Tax Treatment. Each Member, by receiving an Interest in LLC (a) expresses its intention that such Interest will qualify under the applicable tax law as an interest in a partnership, (b) agrees to treat such Interest as an interest in such partnership, and to treat any distribution with respect thereto from LLC as a partnership distribution, and (c) agrees to include in its income its share of the income, gains, losses and deductions generated by LLC as determined under this Agreement and partnership tax accounting rules.

2.10 Certain Duties and Liabilities of Members and Officers of LLC. To the extent that, at Law or in equity, any Member or officer of LLC has duties (including fiduciary duties) and liabilities relating thereto to LLC or to another Member or officer of LLC, (a) such Person acting under this Agreement shall not be liable to LLC or to any other Person as a consequence of such Person's good faith reliance on the provisions of this Agreement, and (b) such Person's duties and liabilities are restricted by the provisions of this Agreement to the extent that such provisions restrict the duties and liabilities of such Person otherwise existing at Law or in equity.

ARTICLE III

Management of LLC

3.01 Management Generally. (a) The management of LLC shall be vested exclusively in the Members. The LLC shall not have any "managers" within the meaning of the Delaware Act or within the meaning of the Code.

(b) The Members shall have the power on behalf and in the name of LLC to manage the business affairs of LLC, to carry out the objects and purposes of LLC and to perform all acts which they may deem necessary or advisable in connection therewith. Subject to any Laws and the provisions of this Agreement, the Members may by written resolution delegate such powers and authority granted to them under this Agreement or the Delaware Act to officers of LLC, as they deem necessary or advisable.

(c) Each of the Members agrees that all determinations, decisions, and actions made or taken by or on behalf of the Members in accordance with the terms of this Agreement shall be conclusive and absolutely binding upon LLC, the Members, and their respective successors, assigns, and personal representatives.

(d) The Members, when acting for LLC, must act in agreement. No individual Member, acting as such, shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, LLC or any Member. If a Member binds LLC, but did not have the authority to so act under this Agreement (including by failing to obtain necessary consents from other Members), in addition to any other remedy (at Law or in equity) that may be available against such Member, such Member will be in breach of this Agreement and shall be liable for all damages caused by such breach.

ARTICLE IV

Meetings of Members

4.01 Meetings of Members. For the first two years following formation of LLC, Members will hold regular monthly meetings and, thereafter, such number of regular meetings as determined by the Members, but in any case not less frequently than twice-yearly. Notice of the foregoing regular meetings shall be given to each Member by the secretary of LLC. In addition to the foregoing regular meetings, special meetings of Members may be called at any time upon the request of a Member.

4.02 Notice of Meetings. Notwithstanding anything to the contrary contained in Delaware Law, written notice of any meeting of Members must be given not less than three Business Days before the date of the meeting to each Member. Meetings shall be held at such date, time and reasonable place as may be stated in the notice of the meeting.

4.03 Representatives. Each Member (which is not an individual) may appoint and remove up to three individuals (each a "Member Representative") to attend, speak at and vote at meetings of Members on its behalf; provided that only one Member Representative appointed by each Member may cast the votes on behalf of such Member at meetings of Members. Each Member will give notice to each other Member of the removal and appointment of its Member Representatives. Whenever in this Agreement or elsewhere it is provided that consent is required of, or a demand shall be made by, or an act or things shall be done by or at the direction of, any Member, all such consents, demands, acts and things may be made, given or done upon the direction of a Member Representative appointed by such Member or, if so notified by such Member to the other Members, upon the direction of a single specified Member Representative or any other specified number of Member Representatives.

4.04 Participation in Meetings by Conference Telephone Permitted. To the extent permitted by Law, Members may participate in Members' meetings by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 4.04 shall constitute presence in person at such meeting.

4.05 Physical Attendance. Notwithstanding Section 4.04, for the first two years following the forma

tion of LLC, at least one meeting of Members each quarter, and thereafter, such number of meeting(s) each year as determined by the Members, shall be held by physical attendance by each Member (or by at least one Member Representative of each Member), rather than by conference telephone or similar communications equipment.

4.06 Adjournments. Any meeting of Members may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

4.07 Quorum. At each meeting of Members, the presence of every Member or at least one Member Representative of every Member shall constitute a quorum. In the event that at any meeting of Members a quorum shall not be present, the Member(s) present may adjourn the meeting until a quorum shall be present.

4.08 Voting. Each Member shall be entitled to a pro rata share of the total number of votes at Members' meetings equivalent to such Member's Percentage Interest in LLC. The affirmative vote of Members holding a majority of the votes present in person or by Member Representative at the meeting shall be an act of the Members. To avoid any doubt, where LLC has only two Members each with a Percentage Interest in LLC of 50%, then any act of the Members will require the affirmative vote of both Members. In the event of a deadlock of the Members (except as otherwise specifically provided in this Agreement), LLC shall operate based on the last agreed position of the Members or the current business practice of LLC (as most appropriate) as to the matter the subject of the deadlock.

4.09 Consent of Members in Lieu of Meeting. Any action that may be taken at any meeting of Members may be taken without a meeting by unanimous written consent of the Members.

4.10 Organization. Meetings of Members shall be presided over by a chairperson (the "Chairperson"). For so long as there shall be two Members of LLC, the Chairperson shall be appointed for a term of 12 months by each Member on a rotating basis, such that at the end of a Chairperson's 12-month term (a "retiring Chairperson"), a new Chairperson shall be appointed by the Member who did not appoint the retiring Chairperson. The Chairperson shall not have a casting vote on matters to be determined by the Members. The first Chairperson of LLC will be D. Neil Hager who will be appointed by American Wood Moulding Corporation (to be

renamed Shearwater Holding Inc.) and whose 12-month term will commence on the date of formation of LLC. At the end of that term, the next Chairperson shall be appointed by Fletcher Challenge Forests USA Inc.

4.11 Secretary. The Members shall designate a Person to fulfil the role of secretary of LLC. The secretary shall have the duty of recording all proceedings of the meetings of the Members in books to be maintained for that purpose, shall be responsible for the giving of all notices as required by and in accordance with this Agreement (or as otherwise required by Law), shall be custodian for the records of LLC and generally shall perform all duties incident to the office of secretary of LLC and such other duties as may, from time to time, be assigned by the Members or as may be provided by Law.

4.12 Member Representatives' Expenses. Except as agreed to by the Members, each Member shall bear all costs incurred by its Member Representatives including out-of-pocket expenses and no Member Representative shall be entitled to any compensation or reimbursement from LLC for serving in such capacity.

ARTICLE V

Officers

5.01 Powers; Appointment. Subject to Section 5.02, the officers of LLC shall be appointed by the Members. Except as specifically provided in this Agreement, the terms of appointment of, and the powers granted to, any officer (and any variation thereof) will be determined by the Members. No officer shall have powers in excess of those granted to such officer by the Members. Any number of offices may be held by the same person.

5.02 Appointment of Chief Financial Officer. Notwithstanding Section 5.01 and for so long as Fletcher Challenge Forests USA Inc. is a Member, Fletcher Challenge Forests USA Inc. may, at any time and in its sole discretion, select three nominees for the office of chief financial officer. Upon being advised of the nominations by Fletcher Challenge Forests USA Inc., the Members of LLC shall appoint one of the three nominees as the chief financial officer of LLC. If the Members do not, within a reasonable time of being advised of the nominations, appoint one of the three nominees as chief financial officer, Fletcher Challenge Forests USA Inc. may appoint one of the three nominees as the chief financial officer of LLC.

5.03 Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of Members electing, or the notice of appointment appointing, any officer, an officer shall hold office for the term for which he or she was elected or appointed or until a successor is elected or appointed; provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the Members and, in the case of the chief financial officer, by a notice of removal from Fletcher Challenge Forests USA Inc. Any officer may resign at any time upon written notice to LLC. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the LLC, but the election or appointment of an officer shall not of itself create contractual rights.

5.04 Chief Executive Officer. Any Person appointed to the office of chief executive officer shall, except as otherwise provided in this Agreement, have general charge and supervision of the day to day affairs of the business of LLC including, without limitation, general charge and supervision of the chief financial officer and the funds, securities, receipts and disbursements of LLC (subject to management and direction by the Members and the specific limitations of this Agreement) and, in general, shall perform all duties incidental to that office and such other duties as may, from time to time, be assigned to him or her by the Members.

5.05 Chief Financial Officer. Any Person appointed to the office of chief financial officer shall be responsible for reporting to the Members and to the chief executive officer on all financial matters and for the preparation of the financial statements of LLC and the review of those financial statements by the Auditors. Accordingly, the chief financial officer shall render to the Members, whenever requested, an account and such other information as is reasonably requested in respect of the operation and financial condition of LLC. Subject to his or her reporting responsibility to, and the overall authority of, the chief executive officer, the chief financial officer shall have an overview and general responsibility role in respect of the funds, securities, receipts and disbursements of LLC. The chief financial officer shall also be responsible for causing to be deposited, in the name of LLC, all moneys or other valuable effects in such banks, trust companies or their depositories as shall, from time to time, be selected by or under authority of the Members and for

causing to be kept full and accurate records of all receipts and disbursements in the books of LLC. In addition, the chief financial officer shall, in general, perform all duties incidental to that office and such other duties as may, from time to time, be assigned to him or her by the Members.

5.06 Other Officers. The other officers, if any, of LLC shall have such powers and duties in the management of LLC as shall be stated in the notice of election or appointment and, to the extent not so stated, as generally pertain to their respective offices.

5.07 Initial Officers. The initial officers of LLC and their offices shall be:

Neil Hagen . . . . . Chief Executive Officer
Jeri Clement . . . . . President

5.08 Authority to Execute Documents on Behalf of LLC. Except where determined otherwise by the Members, any officer of LLC may execute, on behalf of LLC, any document the execution of which, on behalf of LLC, has been duly authorized by the Members in accordance with this Agreement.

5.09 Actions that may not be Delegated to Officers. Notwithstanding any other provision of this Agreement, LLC, and the officers of LLC, shall not be permitted to take certain actions without the approval of the Members, which approval shall not be delegated to any officers of LLC. Such actions shall be those specified in Schedule A to this Agreement, with such variations, particularly as to the threshold amounts, as may be agreed unanimously by the Members from time to time.

ARTICLE VI

Contributions

6.01 Initial Capital Contributions. As soon as practicable following formation, (a) American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.) shall make an initial capital contribution to LLC comprising the assets net of the liabilities described in Sections 2.3 and 2.4 of the LLC Interest Purchase Agreement dated April , 1996 between American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.), Neil Hagen and Jeri Clement, Thunderbird Moulding Company, Fletcher Challenge Forests USA Inc. and Fletcher Challenge Limited and

(b) Fletcher Challenge Forests USA Inc. shall make an initial capital contribution to LLC of $30,300 cash.

The agreed net value of the initial capital contributions made by each of the original Members is as follows:

Member	Net Value of Initial Capital Contribution
American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.)	US$ 2,999,700
Fletcher Challenge Forests USA Inc.	US$ 30,300

6.02 Other Capital Contributions. Any capital contribution other than the initial capital contribution set forth in Section 6.01 shall only be made with the affirmative vote of the Members. In the event the Members vote to make a further capital contribution, each Member shall be required, within thirty-five (35) days after the affirmative vote of the Members, to contribute in cash to the capital of LLC such Member's pro rata share of such further capital contribution, equivalent to such Member's Percentage Interest in LLC. Any Member's failure to fund a further capital contribution within the time period specified shall constitute a default by such Member under this Agreement.

6.03 Rights of Members. (a) LLC shall be the owner of all assets, property and rights (whether real, tangible or intangible) contributed to it. A Member has no direct interest in specific LLC property. Each Member waives any and all rights that it may have to maintain an action for partition of LLC's property.

(b) No Member shall be permitted to borrow, or to make an early withdrawal of, any portion of its capital contribution.

(c) The valuation of any contributions of property by any Member shall be determined by the Members as of the date of such capital contribution to LLC based on the fair market value of the property net of liabilities encumbering the property.

ARTICLE VII

Capital Accounts; Percentage Interests; Distributions; Allocations

7.01 Capital Accounts. (a) A separate account (each a "Capital Account") shall be established for each Member and maintained by LLC pursuant to the terms of this Agreement and in accordance with appropriate tax and accounting laws, rules and regulations.

(b) Initially, each Member's Capital Account shall be equal to the value of such Member's initial capital contribution to LLC in accordance with Section 6.01. Thereafter the Capital Account of each Member shall be (i) credited with (A) each further capital contribution (in an amount equal to the cash and/or the fair market value of any property, net of any liabilities that LLC assumes from the Member under Section 752 of the Code) made by such Member; (B) such Member's distributive share of the Profits of LLC; and (C) such Member's distributive share of other items of income, gain or credits of LLC; and (ii) debited by (A) the amount of cash and the fair market value of property distributed by LLC to such Member (net of liabilities assumed by the Member under Section 752 of the Code); (B) such Member's distributive share of the Losses of LLC; and (C) such Member's distributive share of other items of loss or deduction.

(c) A transferee of all (or a portion) of a Member's Interest in LLC shall succeed to the Capital Account of such Member (or the portion thereof) attributable to the transferred Interest.

(d) No Member shall be entitled to interest on its capital contributions or its Capital Account.

(e) The manner in which the Capital Accounts are to be maintained pursuant to this Section 7.01 is intended to comply with Section 704(b) of the Code and the regulations thereunder and shall be interpreted and applied in a manner consistent therewith.

7.02 Percentage Interests. (a) Each Member's Interest in LLC will be attributed a percentage (each a "Percentage Interest") equivalent to the value that such Member's Capital Account bears to aggregate value of the Capital Accounts of all Members. The initial Percentage Interest in LLC of American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.) is 99% and the initial

Percentage Interest in LLC of Fletcher Challenge Forests USA Inc. is 1%.

(b) Following consummation of all the matters set out in the LLC Interest Purchase Agreement dated as of April , 1996 between American Wood Mouiding Corporation (to be renamed Shearwater Holding Inc.), Neil Hagen, Jeri Clement, Thunderbird Moulding Company, Fletcher Challenge Forests USA Inc. and Fletcher Challenge Limited, the Percentage Interest in LLC of each of American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.) and Fletcher Challenge Forests USA Inc. shall be 50% and the Capital Account of each Member shall equal the amount of $1,515,000 (prior to the direct expenses (which shall not include legal fees) of forming LLC).

7.03 Member Advances to LLC. If any Member shall advance any funds to LLC in excess of its required capital contributions, the amount of such advance shall neither increase its Capital Account nor its Percentage Interest in LLC. The amount of any such advance shall be a debt obligation of LLC to such Member and shall be subject to such terms and conditions acceptable to LLC and such Member. Any such advance shall be payable and collectible only out of LLC assets and the other Members shall not be personally obligated to repay any part hereof.

7.04 Allocation of Profits and Losses. (a) Subject to Section 7.06 and 7.07, the Profits and Losses of LLC for any Fiscal Year shall be allocated among the Members in proportion to each Member's Percentage Interest in LLC.

(b) Profits and Losses of LLC for each Fiscal Year shall be allocated no later than 90 days following the end of the relevant Fiscal Year.

7.05 Distributions. (a) Distributions, in respect of any allocated Profits, shall be made to the Members, in cash, in four installments (the amount of each will be agreed between the Members) on September 30, December 31, March 31 and June 30 in the Fiscal Year in which such Profits are allocated.

(b) In addition to the regular distributions made in accordance with Section 7.05(a), LLC may make special distributions to Members subject to the approval of the Members.

(c). Unless otherwise agreed by the Members, the policy of LLC will be to distribute 75% of its Profits in each Fiscal Year to the Members. In addition, but subject

to such 75% policy, it shall be the policy of LLC to make distributions (in time and amount) sufficient to satisfy Members' income tax burdens resulting from Profits and Losses allocated, or to be allocated, to them under this Agreement. It is acknowledged that this may require LLC to make distributions to Members in the Fiscal Year prior to the Fiscal Year in which distributions would ordinarily be made in accordance with Section 7.05(a). To the extent such distributions are made, the amount of such distributions shall be deducted from the amount of the distributions required to be made in accordance with Section 7.05(a).

(d) It shall be the policy of LLC to make all reasonable efforts to manage its cash flow to permit the distributions set out in this Section 7.05 to be made as scheduled.

7.06 Special Allocations. (a) Notwithstanding Section 7.04, Tax Items required to be specifically allocated under Section 704(b) of the Code and the regulations thereunder shall be allocated in accordance therewith.

(b) The Members intend that the allocation provisions set forth in this Agreement are intended to comply with Section 704(b) of the Code and the Treasury regulations thereunder and the provisions are to be interpreted and applied in a manner consistent therewith.

7.07 Section 704(c) Allocations. In accordance with one of the methods permitted by Section 704(c) of the Code and the regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of LLC shall, solely for income tax purposes, be allocated among the Members so as to take account of, to the maximum extent permissible, any variation between the adjusted basis of such property to LLC and its fair market value.

7.08 Compliance With Law. Notwithstanding any provision to the contrary contained in this Agreement, LLC shall not make a distribution to any Member if such distribution would violate Section 18-607 of the Delaware Act or other applicable Law.

7.09 Accounting. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Members using any method that is permissible under § 706 of the Code and the regulations thereunder.

7.10 Initial Distribution. Within five Business Days of formation of LLC, an initial special distribution of $15,000 shall be made to each Member as a return of capital.

ARTICLE VIII

Reports to Members

8.01 Auditors. The Auditors for LLC shall be either Coopers & Lybrand or KPMG Peat Marwick or such other independent public accountants of recognized standing as agreed by the Members.

8.02 Financial Statements. (a) LLC shall deliver to each Member:

(i) as soon as practicable following June 30 in each Fiscal Year (each, an "Annual Balance Date") and in any event not later than 90 days after such Annual Balance Date, audited statements of income and cash flows of LLC for the 12 months ended on such Annual Balance Date (the "Applicable Fiscal Year") and an audited balance sheet of LLC as at such Annual Balance Date, together with appropriate notes to such financial statements, in each case setting forth in comparative form the corresponding figures for the preceding Applicable Fiscal Year, together with an auditor's report thereon manually signed by the Auditors to the effect that such financial statements have been prepared in conformity with GAAP as applied on a basis consistent with past practice; and

(ii) as soon as practicable following the end of each calendar month and in any event not later than 30 days after the end of such month, unaudited statements of income and cash flows for LLC for such month and for the period from the beginning of the last Annual Balance Date to the end of such month and an unaudited balance sheet of LLC as at the end of such month, in each case setting forth in comparative form the corresponding figures for the corresponding periods in the preceding Fiscal Year and from the budget for such month.

(b) LLC shall elect the accrual basis of accounting for financial statement purposes and for Federal, state and local income tax purposes.

8.03 Operating Results. As soon as practicable following the end of each calendar month and in no event

later than 30 days after the end of such month, LLC shall supply each Member with the monthly operating report with respect to the operations of LLC during such period.

8.04 Profits and Losses Allocations. LLC shall deliver to each Member as soon as practicable following the Annual Balance Date and in any event not later than 90 days after such Annual Balance Date, a statement showing allocations of Profits and Losses to Members, as prepared by the Auditors.

8.05 Strategic Plan and Operating and Capital Budgets. (a) Not later than 60 days prior to the beginning of each Fiscal Year, the officers of LLC shall prepare and submit to the Members for approval a proposed Strategic Plan, Capital Budget and Operating Budget.

(b) Each Member shall cooperate in good faith to approve any proposed Strategic Plan, Capital Budget and Operating Budget not later than 30 days prior to the beginning of the Fiscal Year to which it relates. If at any time LLC does not have a Strategic Plan, Capital Budget or Operating Budget, as the case may be, which has been approved by the Members for the upcoming Fiscal Year: (i) in the case of the Strategic Plan, the most recently approved Strategic Plan shall continue as applicable; (ii) in the case of the Operating Budget, the Operating Budget for the upcoming Fiscal Year shall be the same as the most recently approved Operating Budget, modified to reflect any differences between the prior Fiscal Year and the upcoming Fiscal Year as set forth in an approved Strategic Plan, provided, however, that if no Strategic Plan has been approved in respect of the upcoming Fiscal Year, the Operating Budget for the prior Fiscal Year shall be carried forward unchanged until a new Operating Budget is approved; or (iii) in the case of the Capital Budget, there shall be no Capital Budget for the upcoming Fiscal Year.

(c) When a proposed Strategic Plan, Capital Budget or Operating Budget has been approved, LLC, the officers and employees of LLC and each Member shall seek to implement such plan or budget and shall conduct, or cause to be conducted, the affairs of LLC in accordance with such plan or budget.

(d) The initial Strategic Plan, Capital Budget and Operating Budget of LLC shall be agreed by the Members immediately following formation of LLC (and in any event no later than 90 days following such formation). If no Operating Budget is agreed by the Members within such 90 day period, the initial Operating Budget of LLC shall be the

most recent 12 month operating expenses attached as Annex A to this Agreement.

8.06 Books and Records. (a) LLC shall keep at its principal office, full and complete books and records. The books and records shall be maintained in a manner that provides Members with sufficient information so as to permit (i) the preparation of consolidated financial statements of LLC in accordance with GAAP, (ii) the Members to consolidate LLC in their respective consolidated financial statements in accordance with GAAP and (iii) preparation of all required tax returns of LLC.

(b) (i) LLC shall, as and when reasonably requested by a Member, prepare and furnish to such Member, at the expense of LLC, such financial and other data concerning its affairs as may be reasonably required by such Member for tax, accounting, reporting, or other legitimate business purposes of such Member, such information to be prepared on the basis and in the format that such Member may specify in order to meet the requirements of its accounting, tax and reporting systems, or the requirements of any applicable Law to which it is subject.

(ii) Notwithstanding the generality of the above, LLC shall deliver to each Member (A) as soon as practicable following the Annual Balance Date and in any event not later than 90 days after such Annual Balance Date, an annual statement showing all Tax Items of LLC sufficient to enable each Member to file its annual federal, state and local income tax returns by due date and (B) as soon as practicable after September 30, December 31 and March 31 of each Fiscal Year and in any event not later than 10 days after each such date, a quarterly statement showing all Tax Items of LLC sufficient to enable each Member to pay its quarterly estimated federal, state and local income or other taxes.

(c) LLC shall retain for not less than 10 years and for such longer period as required by applicable Law or as notified by any Member as being required by the Laws applicable to such Member, all of its books and records. The provisions of this Section 8.06 (c) shall (i) survive any termination of this Agreement and (ii) continue to apply to LLC and be enforceable by any Member regardless of whether such Member ceases to beneficially own any Interest in LLC.

(d) LLC shall provide office accommodation and facilities at its main office premises for a Member Repre-

sentative of Fletcher Challenge Forests USA Inc., as selected by such Member.

8.07 Access to Information, Audit and Inspection. Each Member and its Member Representatives shall have full access at reasonable times and during normal business hours to all the books and records of LLC and its business, including the right to examine and audit any of such books and records and to make copies and extracts therefrom. Each Member shall bear all expenses incurred by it or its Member Representatives in making any such examination on its behalf. LLC shall make arrangements for each Member and its Representatives to have prompt access at reasonable times and during normal business hours to LLC's officers and employees to discuss the business and affairs of LLC and the books and records pertaining thereto. The provisions of this Section 8.07 shall survive any termination of this Agreement and continue to apply to LLC and be enforceable by a Member regardless of whether such Member ceases to beneficially own any Interest in LLC but only to the extent that such books and records and such access to officers and employees are reasonably requested by a Member in connection with any pending or threatened Litigation, involving the Member or any of its Affiliates insofar as such matter relates to the business or affairs of LLC.

8.08 Tax Matters Member. (a) One of the Members shall be designated as the Tax Matters Member. For so long as there shall be two Members the role shall rotate between the Members, such that one Member shall be designated as the Tax Matters Member for a 24 month period at the end of which period the other Member shall be so designated. The initial Tax Matters Member shall be Fletcher Challenge Forests USA Inc. Notwithstanding the above references to a 24 month period, Fletcher Challenge Forests USA Inc. shall be designated as Tax Matters Member from formation of LLC until 30 June 1998.

(b) Each Member hereby approves of the designation of the Tax Matters Member in this manner and agrees to execute, certify, acknowledge, deliver, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval.

(c) To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member (i) shall furnish the name, address, Percentage Interest in LLC and taxpayer identification number of each Member to the Internal Revenue Service and (ii) shall inform each Member of administrative or judicial proceedings

for the adjustment of Tax Items relating to LLC required to be taken into account by a Member for income tax purposes.

(d) The Tax Matters Member shall cause LLC to provide each Member with copies of each completed tax return required to be filed by LLC by applicable Law (each, a "Tax Return") at least 20 days prior to the due date (including any extensions of such due date) of the filing of such Tax Return, and any Member may review such Tax Return prior to its filing with the appropriate Governmental Authority. LLC shall consult with the Members and negotiate in good faith to resolve any issues arising as a result of the Member's review of such Tax Return. The Members and LLC shall use all reasonable good faith efforts to resolve any issue in dispute as promptly as possible, but in any event prior to the due date for the filing of such Tax Return. In the event an issue resulting from the review by a Member of such Tax Return remains in dispute as of the due date for the filing of such Tax Return, the Tax Return shall be filed with the appropriate Governmental Authority in accordance with the recommendation of the Auditors.

(e) The Tax Matters Member shall, in accordance with the requirements of the Code and the regulations thereunder, promptly notify each Member of, and keep each Member informed with respect to, any audit or investigation relating to the determination of any Tax Item relating to LLC. The Tax Matters Member shall not enter into any agreement or agree to any settlement with the Internal Revenue Service or any other taxing authority, whether to extend the period for assessments, disallow deductions, increase taxes or otherwise, unless each Member shall have agreed thereto.

(f) All reasonable out-of-pocket expenses incurred by the Tax Matters Member in that capacity shall be paid by LLC as an ordinary business expense. However, the Tax Matters Member shall receive no additional compensation for its services in that capacity.

ARTICLE IX

Related Parties Transactions and Confidentiality

9.01 Transactions with Members or Affiliates. Except in the case of the Supply Agreement or any of the transactions arising out of that agreement or any transaction specifically approved by the Members, (a) any transaction between LLC, on the one hand, and any Member or any of its Affiliates, on the other hand, shall be on such

prices, terms and conditions (taken as a whole) no less favorable to LLC than those which could reasonably be obtained by LLC from a third party in an arm's-length transaction, and shall furthermore be on such prices, terms and conditions (taken as a whole) at least as favorable to LLC as are available from such Member or Affiliate to a similarly situated unaffiliated third party.

9.02 Publicity. No public release, announcement or other form of publicity concerning (a) the transactions contemplated by this Agreement or (b) LLC or its respective business shall be issued by any Member without the prior approval of the other Members (which approval shall not be unreasonably withheld), except as may be required by applicable Law or the rules or regulations of any securities exchange on which the securities of the Member required to make such disclosure are listed, in which case such Member shall, to the extent possible, allow the other Member reasonable time to comment on such disclosure in advance of its issuance.

9.03 Confidentiality. (a) LLC shall adopt policies appropriate to safeguard proprietary or other confidential information, including information originating with LLC and information supplied to LLC by third parties (including the Members and their Affiliates) under obligations of confidentiality (all such information being "Confidential Information").

(b) Subject to other provisions of this Agreement, each Member, on behalf of itself and its Affiliates and its and their respective successors and assigns, and on behalf of its Member Representatives, agrees that all Confidential Information supplied by or on behalf of LLC to such Member and its Member Representatives from time to time hereafter shall be maintained in confidence and that such Member and its Member Representatives (i) shall not disclose such information to third parties, (ii) shall treat the information with the same degree of care against disclosure or unauthorized use which such Member affords its own confidential information, and (iii) shall not use any such information in a manner detrimental to LLC.

The foregoing obligations of confidentiality and non-use placed on a Member and its Member Representatives shall not apply to any Confidential Information which (i) at any time is no longer treated as being proprietary or confidential by LLC, (ii) is or becomes generally available to the public through no fault of the Member or its Member Representatives, (iii) was previously known to or is independently developed by the Member or its Member Representa

tives; (iv) is subsequently supplied to the Member or its Member Representatives in good faith by a third party on a non-confidential basis without breach of an agreement to maintain the information in confidence; or (v) is required to be disclosed as described in paragraphs (c) or (d) of this Section.

(c) In the event that a Member or any of its Affiliates or LLC receives a subpoena or similar legal process which in the judgment of the receiving Person would require disclosure of Confidential Information to a third party which would otherwise be prohibited by Section 9.03(b), the receiving Person shall immediately notify LLC and the other Members of the nature of the Confidential Information sought, the identity of the Person making the request, the return date of the legal process and any other relevant information. To the extent practicable in the circumstances, the Person receiving the legal process shall confer with LLC and the other Members prior to responding to the legal process and will permit LLC and the other Members to contest (at the expense of such parties) the legal process. If requested by LLC and the other Members the receiving Person shall take reasonable efforts to produce any Confidential Information on a limited basis or under an appropriate order.

(d) If LLC or any Member deems that applicable Law requires it to disclose Confidential Information in any filing with any Governmental Authority the disclosure of which would otherwise be prohibited by Section 9.03(b), such Person shall immediately notify LLC and the other Members of the applicable requirement of Law, the Governmental Authority to which such disclosure is proposed, the expected date of filing and other relevant information and shall confer with LLC and the other Members prior to making the filing. The Person making the filing will use reasonable efforts to safeguard the confidential nature of the information in the filing, as appropriate in the circumstances.

(e) The provisions of this Section 9.03 shall survive any termination of this Agreement.

ARTICLE X

Exculpation and Indemnification

10.01 Exculpation. Notwithstanding any other provision of this Agreement, whether express or implied, or obligation or duty at Law or in equity, none of the Members, Member Representatives nor any officer, employee, represen-

tative or agent of LLC (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to LLC or any Member for any act or omission in relation to LLC, this Agreement, any related document or any transaction or investment contemplated hereby or thereby, provided that such act or omission does not constitute fraud, breach of this Agreement, willful misconduct, bad faith or gross negligence.

10.02 Indemnification. To the fullest extent permitted by Law, LLC shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of LLC or which relates to or arises out of LLC or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 10.02 with respect to any claim, issue or matter in which it has engaged in fraud, breach of this Agreement, willful misconduct, bad faith or gross negligence. To the fullest extent permitted by Law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, from time to time, be advanced by LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by LLC of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 10.02. The Members may purchase and maintain insurance, to the extent and in such amounts as the Members shall, in their sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Members shall determine, against any liability that may be asserted against or expenses that may be incurred by such Persons in connection with activities of LLC or such indemnities, regardless of whether LLC would have the power to indemnify such Person against such liability under the provisions of this Agreement.

ARTICLE XI

Dissolution and Winding Up of LLC
and Cessation of Membership

11.01 Dissolution and Termination. LLC shall be dissolved and its affairs wound up upon the first to occur of any of the following events:

(a) the unanimous vote or written consent of the Members in favor of dissolution of LLC;

(b) (i) the death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or upon the occurrence of any other event which terminates the continued status of any Member as a Member or (ii) the expiration of the term of LLC, as set out in the Fourth Article of the Certificate of Formation of LLC; provided, that in the event of the occurrence of any such event which terminates the continued status of any Member as a Member, within 90 days of the occurrence of such event, if there are two or more remaining Members (including any Members admitted pursuant to Section 12.12(c)) and a Majority in Interest of such remaining Members agree to continue LLC, then LLC shall continue and shall not be dissolved;

(c) a decree of judicial dissolution in accordance with the Delaware Act.

11.02 Winding Up. (a) Upon dissolution of LLC, LLC's affairs shall be wound up by the Members (as liquidating trustees), provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of LLC and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article VII, as before liquidation. In accounting for distributions of LLC property (if any) such property shall be valued at the fair market value on the date of distribution as determined by the Members (or if the Members cannot agree by a mutually selected appraiser). Any difference between the valuation of the LLC property and its book value shall be considered as though it represented Profit or Loss, and shall be allocated to the Capital Accounts of the Members in accordance with the provisions of Article VII.

(b) Upon the winding up of LLC, the proceeds of liquidation shall be distributed in the following order and priority:

(i) to creditors of LLC, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of the liabilities of LLC (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to Members; and

(ii) to the Members in proportion to and to the extent of their positive Capital Account balances, as such balances will have been adjusted for allocations pursuant to Article VII in the Fiscal Year of dissolution.

Any amounts permitted to be distributed to Members in accordance with Section 11.02(b)(ii) shall be paid following any distributions to any Member as a Cessation Redemption payment, any interim distributions to any Member and any distributions to Members in their capacity as creditors.

11.03 Cessation of Membership. (a) A Member shall cease to be a Member (other than by way of a transfer of such Member's Interest in LLC in accordance with Article XIII) only by the bankruptcy or dissolution of such Member or, with the unanimous approval of the Members, by such Member's resignation or retirement from LLC, in any case, prior to the dissolution and winding up of LLC.

(b) Subject to Section 11.03(d), upon the cessation of membership in accordance with this Section 11.03, such Member and such Member's successors shall be entitled to require LLC to redeem such Member's Interest in LLC and to receive from LLC an amount equal to the balance of such Member's Capital Account, as adjusted in accordance with Section 704(b) of the Code at the option of the other Members to reflect a revaluation of partnership property, as the redemption price in full satisfaction and in consideration for such Member's Interest in LLC (a "Cessation Redemption"). The Members hereby agree to consent to such Cessation Redemption.

(c) If the Members determine that making or causing to be made the Cessation Redemption to any Member or former Member, together with any other payments required to be included for the purposes of that payment, would result in a violation of the Delaware Act, could be consummated only in combination with the imposition of material restric-

tions upon LLC's business or would cause a material adverse effect on the business or financial condition of LLC, then the date of payment shall be postponed until payment can be effected without such violation occurring, without LLC's business becoming subject to such restrictions and without causing any such material adverse effect.

(d) Notwithstanding the other provisions of this Section 11.03, if the cessation of Membership under this Section 11.03 is due to the voluntary act of the Member or one of its Affiliates, then, except where the Members unanimously agree, the maximum portion of the Cessation Redemption to be received in a given year shall be limited to the amount such Member would have received by virtue of distributions permitted by this Agreement had such Member remained a Member of LLC.

ARTICLE XII

Transferability of Interests and Admission of Additional Members

12.01 Ability to Transfer. Each Member shall be permitted to Transfer its Interest in LLC provided, however, that (a) (i) such Member has first complied with its obligation to first offer the Interest to the other Member as set out in Section 12.03, and (ii) the transferee of the Interest is an Approved Person; or (b) such Transfer is permitted under Section 12.06.

12.02 Regulatory Compliance. Notwithstanding any other provision of this Agreement, no Member may Transfer its Interest in LLC otherwise than in compliance with all applicable Laws.

12.03 Obligation to Offer Interest. (a) Except as provided under Section 12.06, if at any time a Member (the "Transferring Member") wishes to Transfer its Interest (or any part thereof) in LLC, it must first give to the other Member (the "Non Transferring Member") written notice of its intention to Transfer solely for cash consideration all of the Interest beneficially owned by the Transferring Member and its Affiliates (the "Transferring Interest"), and specifying all of the proposed terms of the Transfer (a "Member Offer").. A Member Offer shall constitute an offer by the Transferring Member, irrevocable for 60 days, to sell all (but not less than all) of the Transferring Interest to the Non-Transferring Member. As a term of its Member Offer, a Member shall be entitled, at its option, to specify that the Member Offer includes both the Transferring Interest and

the then outstanding balance of any Default Sum Advances or Shortfall Advances made by such Member to LLC.

(b) Within 60 days after receipt of a Member Offer, the Non-Transferring Member shall give an irrevocable written notice to the Transferring Member stating that it elects to purchase all, but not less than all, the Transferring Interest (and, if applicable as provided in, respectively, Sections 12.03(a) and 12.04, the Default Sum and Shortfall Advances and the Advance), at the price and on the other terms and conditions set forth in the Member Offer.

(c) The closing of any purchase and sale of the Transferring Interest (and, if applicable as provided in, respectively, Sections 12.03(a) and 12.04, the Default Sum and Shortfall Advances and the Advance) pursuant to this Section shall take place on such date as shall be agreed by the Transferring Member and the Non-Transferring Member; provided, that such closing must occur no later than 90 days after the end of the 60 days referred to in Section 12.03(b). At any such closing, the Transferring Member shall deliver any necessary and appropriate instruments of conveyance in order to effectuate the transfer of all of the Transferring Interest (and, if applicable, all of the Default Sum and Shortfall Advances and the Advance) against payment of the applicable purchase price by wire transfer of immediately available funds.

(d) If the Non-Transferring Member shall not have (i) given the notice contemplated by Section 12.03(b) or (ii) completed the purchase during the additional 90 day period (other than where the purchase is not completed through no fault of the Non-Transferring Member), the Transferring Member shall have the right, exercisable not later than 180 days (subject to extension to comply with any applicable Law) after the giving of the Member Offer, to sell all, but not less than all, the Transferring Interest to any Approved Person at a price and on other terms and conditions no more favourable to the transferee than those set forth in the Member Offer.

12.04 Credit and Security Agreement. Where the Transferring Member under Section 12.03 is Fletcher Challenge Forests USA Inc., such Member shall be entitled, at its option, to specify that the Member Offer includes both the Transferring Interest and the then outstanding balance of the senior loan advance (the "Advance") (if any) made by Fletcher Challenge Industries Finance U.S.A. Limited to LLC pursuant to the Credit and Security Agreement. If the Member Offer does include the Advance, the Member Offer shall specify that (i) the Advance will be purchased at a

price equal to the outstanding principal amount thereof together with all accrued interest thereon and (ii) upon consummation of the purchase, the Credit and Security Agreement will remain in full force and effect in accordance with its terms.

12.05 Transfer of Control. Section 12.03 shall apply equally to any Change of Control of a Member. If a Change of Control shall occur with respect to a Member, that Member shall be required to give a Member Offer to the other Member as if such Member wished to transfer its Interest in LLC and all other provisions of Sections 12.03 and 12.04 shall apply to such Member Offer.

12.06 Transfer to an Affiliate. (a) A Member may Transfer all (but not less than all) of its Interest to any of its Affiliates (or in the case of American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.), any Affiliate of Jeri Clement or Neil Hagen) if the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as the transferor. Each transferee of an Interest pursuant to the preceding sentence is referred to herein as a "Permitted Transferee" of the transferring Member. All references in this Agreement to any Member shall include any Permitted Transferee of such Member.

(b) A Permitted Transferee of a Member may Transfer its Interest back to such Member, or to any other Permitted Transferee of such Member which agrees in writing as provided in Section 12.06. No Transfer of an Interest by any Member to a Permitted Transferee (or by any Permitted Transferee to another Permitted Transferee) shall release the transferring Member from any of its obligations or liabilities under this Agreement, and it shall remain jointly and severally liable for all obligations and liabilities of the Permitted Transferee thereunder, except as may otherwise be agreed by the non-transferring Member.

(c) Prior to any action which would result in any Permitted Transferee of a Member no longer being an Affiliate of such Member, such Member shall (prior thereto or simultaneously therewith) cause such Permitted Transferee to Transfer all of its Interest to such Member or to another Permitted Transferee thereof. Neither Member shall permit any of its Affiliates which directly or indirectly beneficially owns an equity interest in the Permitted Transferee to take any action which would have the effect of contravening the intent of the preceding sentence.

12.07 Transferees Bound by Agreement. No Member may Transfer its Interest pursuant to this Section 12 unless the transferee of the Interest shall have agreed in writing to be admitted as a Member and be bound by this Agreement. Such transferee shall be deemed admitted as a Member (when so admitted, being herein referred to as a "Transferee Member") upon (a) the valid Transfer of an Interest (and, if applicable, all of the Default Sum and Shortfall Advances and the Advance) and (b) the execution by such transferee of this Agreement or a counterpart hereof whereby such transferee agrees to be bound by the provisions of this Agreement.

12.08 Indemnification by Transferor. In the event that LLC becomes involved in any capacity in any action, proceeding, or investigation brought by or against any Person (including any Member) in connection with any Transfer by a Member of a Member's Interest or the admission of a Transferee Member, the transferring Member will periodically reimburse LLC for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. To the fullest extent permitted by Law, the transferring Member also will indemnify LLC against any losses, claims, damages, or liabilities to which it may become subject in connection with such Transfer. The reimbursement and indemnity obligations of the transferring Member under this paragraph shall be in addition to any liability which the transferring Member may otherwise have, shall extend upon the same terms and conditions to the officers and employees of LLC, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of LLC and any such Persons. The foregoing provisions shall survive any termination of this Agreement.

12.09 Recognition of Transfer. LLC shall not recognize for any purpose any purported Transfer of an Interest unless the provisions of this Article XII shall have been complied with. Unless and until an assignee of Interest is admitted as a Transferee Member, such assignee shall not be entitled to give consents with respect to such Interest.

12.10 Status of Transferor. Any Member which shall Transfer all of its Interest shall cease to be a Member, except that, unless and until a Transferee Member is admitted in its stead, such transferring Member shall retain the rights and obligations of a Member under this Agreement. Anything herein to the contrary notwithstanding and notwithstanding any knowledge of the Transfer, LLC shall be entitled to treat the transferor of the Interest as the absolute

owner thereof in all respects, and shall incur no liability for distributions made in good faith to it, until such time as the transferee of the Interest has been admitted into LLC as a Transferee Member.

12.11 Transfers During a Fiscal Year. In the event of the Transfer of an Interest at any time other than the end of LLC's Fiscal Year, the distributive shares of the various items of LLC income, gain, loss, and expense as computed for tax purposes shall be allocated between the transferor and the transferee of such Interest in accordance with Section 706 of the Code and the applicable Treasury Regulations; provided, however, that no such allocation shall be effective unless (a) the transferor and the transferee shall have given LLC written notice, prior to the effective date of such Transfer, stating their agreement that such allocation shall be made on such proper basis, (b) LLC shall have consented to such allocation, and (c) the transferor and the transferee shall have agreed to reimburse LLC for any incremental accounting fees and other expenses incurred by LLC in making such allocation.

12.12 Admission of Additional Members. (a) With the consent of all of the Members, LLC may admit additional Members ("Additional Members"). An additional Member shall be deemed admitted as a Member upon the execution by such Person of this Agreement or a counterpart hereof whereby such Person agrees to be bound by the provisions of this Agreement.

(b) The existing Members shall unanimously determine what, if any, capital contribution the Additional Member need make, the Percentage Interest in LLC of such Member and any adjustments to the Percentage Interests in LLC of the existing Members.

(c) Where LLC has only two Members and an event occurs which terminates the continued status of one of the Members as a Member in accordance with Section 11.01(b), then if the LLC is to be continued pursuant to that same Section, the remaining Member shall have the unilateral right to appoint an Additional Member.

12.13 Acceptance of Prior Acts. Each Transferee Member or newly admitted Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by LLC prior to the date it became a Transferee or newly admitted Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of LLC

prior to said date and which are in force and effect on said date.

ARTICLE XIII

Non-Payment Default on Financing Arrangement

13.01 Non-Payment Default. If LLC should fail to pay any principal, interest or other amount payable under the Credit and Security Agreement (or the promissory note issued thereunder) when due (the "Default Sum") and the "Lender" under the Credit and Security Agreement shall have given notice to LLC pursuant to Section 7.1 of that agreement (an "Event of Default Notice"), either Member may, within 10 days following the date of such Event of Default Notice, give written notice (a "Member Notice") to the other Member (and copied to the Lender) requiring that the Members advance to LLC, within 10 days of the date of the Member Notice, an amount, in proportion to each of their Percentage Interests in LLC, sufficient to cure the non-payment of the Default Sum by LLC. LLC shall apply any such advance received in payment of the Default Sum.

13.02 Default Sum Advances. (a) The unpaid principal amount of each advance made by a Member pursuant to Section 13.01 (a "Default Sum Advance") shall bear interest from the date such Default Sum Advance is made until paid in full at a rate per annum equal to the "FCI Borrowing Rate" (as defined in the Credit and Security Agreement) plus 3.0%. Such interest will be paid by LLC to the Member in arrears every 30 days from the date the Default Sum Advance is made.

(b) LLC's obligation to repay the Default Sum Advances shall be evidenced by promissory notes issued by LLC, which promissory notes shall also recognize the subordinated nature of the Default Sum Advances as set forth in Section 13.05.

(c) If the Members agree, LLC may be released from its obligations to repay the Default Sum Advances, in which case the Default Sum Advances will be treated as additional capital contributions to LLC by the Members in accordance with Articles VI and VII of this Agreement.

13.03 Failure to Advance Default Sum Advance. In the event that a Member Notice is given in accordance with Section 13.01 and a Member (a "defaulting Member") fails to advance, within 10 days of the date of such Member Notice, an amount equivalent to such Member's full proportion of the

Default Sum, the non-defaulting Member may, within 20 days of the date of such notice, take up this shortfall and advance to LLC the unpaid portion of the defaulting Member's proportion of the Default Sum.

13.04 Shortfall Advances. The unpaid principal amount of any advance made by a non-defaulting Member pursuant to Section 13.03 (a "Shortfall Advance") shall bear interest from the date such Shortfall Advance is made until paid in full at a rate per annum equal to the FCI Borrowing Rate plus 7%. Such interest will be paid by LLC to the Member in arrears every 30 days from the date the Shortfall Advance is made.

13.05 Terms of the Default Sum Advances and Shortfall Advances. Default Sum Advances and Shortfall Advances will be treated as advances in accordance with Section 7.03 of this Agreement. The terms of such advances will be the same as those set forth in the Credit and Security Agreement (mutatis mutandis) including, without limitation, those terms relating to maturity, events of default and remedies. In addition, (a) a Default Sum Advance will rank as to payment of principal and interest behind advances made pursuant to the Credit and Security Agreement but prior to the Capital Accounts of the Member; and (b) a Shortfall Advance will rank as to payment of principal and interest behind advances made pursuant to the Credit and Security Agreement but prior to Default Sum Advances and the Capital Accounts of the Members.

13.06 Defaulting Member's Right to Advance Shortfall Advance. Notwithstanding any of the above, a defaulting Member may, from time to time, upon 10 days written notice, advance to LLC an amount equivalent to such Member's full proportion of the Default Sum and all accrued and unpaid interest on the corresponding Shortfall Advance. Such advance will be used by LLC to repay the corresponding Shortfall Advance including all accrued and unpaid interest thereon and will constitute a fresh Default Sum Advance.

13.07 Refinancing. (a) If neither Member has given a written notice to the other pursuant to Section 13.01 within the said 10 day period, the "Lender" under the Credit and Security Agreement shall be entitled to enforce all rights granted under the Credit and Security Agreement unless a Member (the "Refinancing Member") shall have given written notice to the Lender that it will, within 90 days of such written notice, arrange refinancing in full for LLC either (i) where the refinancing is being provided by the Refinancing Member itself or an Affiliate of the Refinancing Member, on terms no less favourable to LLC than those of the

Credit and Security Agreement, or (ii) where the refinancing is being provided by a Person who is not an Affiliate of the Refinancing Member, on terms that are commercially reasonable and without any payments or other compensation being provided to the Refinancing Member or an Affiliate of the Refinancing Member, provided, however, that such notice shall include an indemnity, on the terms described in Section 13.07(b), from a party (the "Indemnifying Party") acceptable to the Lender. It is acknowledged by the Members that Fletcher Challenge Industries U.S.A. Inc. and Neil Hagen are acceptable indemnifying parties for, respectively, Fletcher Challenge Forests USA Inc. and American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.).

(b) If the Refinancing Member should fail to arrange refinancing in full for LLC within 90 days of such written notice, the Lender shall (i) be entitled to enforce all rights granted under the Credit and Security Agreement and (ii) be indemnified by the Indemnifying Party against and in respect of any and all losses, damages, costs and reasonable expenses, including reasonable legal fees, caused as a result of the Lender not enforcing the rights granted to it under the Credit and Security Agreement before the end of the 90 day period.

ARTICLE XIV

Miscellaneous

14.01 Supply Manager. (a) Notwithstanding anything else in this Agreement and for so long as Fletcher Challenge Forests USA Inc. is a Member, if LLC shall decide to appoint a supply manager of LLC, such supply manager shall be appointed by the Members from three nominees selected by Fletcher Challenge Forests USA Inc. in its sole discretion.

(b) No changes may be made to the powers, duties or responsibilities of the supply manager of LLC without the agreement of the Members.

(c) The supply manager shall not have the power to vary the existing contractual relationships of the business as formerly conducted by American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.) (except as provided in the Supply Agreement), and shall have no right to vary the terms and provisions of the Supply Agreement without the unanimous consent of the Members.

14.02 Amendments to the Agreement. This Agreement may be amended by the unanimous consent of the Members.

14.03 Failure to Pursue Remedies. The failure of any party to insist upon the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon breach hereof shall not constitute a waiver of any provision of this Agreement or limit such parties right thereafter to enforce any provision or exercise any right.

14.04 Successors; Counterparts. This Agreement (i) shall be binding as to the executors, administrators, estates, heirs, and legal successors of the Members; and (ii) may be executed in counterparts (including facsimile counterparts) with the same effect as if the parties executing the several counterparts had all executed one counterpart as of the day and year first above written.

14.05 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Act or other applicable Law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

14.06 Filings. The Members shall cause the prompt preparation, following the execution and delivery of this Agreement, any documents required to be filed, or, in the Members' view, appropriate for filing, under the Delaware Act, and the Members shall promptly cause each such document to be filed in accordance with said Act and, to the extent required by local law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each state in which LLC may hereafter establish a place of business. The Members shall also promptly cause to be filed, recorded, and published such statements of fictitious business name and other notices, certificates, statements, or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the formation of LLC or the conduct of its business from time to time.

14.07 Notices. All notices, requests, consents, demands, instructions, approvals and other communications hereunder (collectively, "Notices") shall be in writing and shall be validly given, made or served if delivered personally or sent by certified or registered mail return receipt requested or if sent by recognized courier service or facsimile transmission, in either case addressed or directed to such Person or address as any Member may from time to time designate in a writing delivered in a like manner to the other Members. All Notices shall be effective only when actually received or if received on any day that is not a Business Day in place of delivery, or after 3:00 p.m. on such Business Day, shall be deemed to be delivered on the next succeeding Business Day.

14.08 Waiver of Notice. Whenever notice is required to be given by Law or under any provision of this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting need be specified in any written notice or waiver of notice of meeting.

14.09 Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

14.10 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the day and year first above written.

MEMBERS:

American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.)

By: [signature]

Fletcher Challenge Forests USA Inc.

By: [signature]

SCHEDULE A

LLC Actions Requiring Approval of the Members

(a) The approval of, or action with respect to, the audited financial statements of LLC or the adoption or any revision of any accounting or tax principle, policy or procedure employed or to be employed by LLC which could have a material effect on LLC or any Member (including any change of the Fiscal Year);

(b) The approval of (i) on an annual basis, the Strategic Plan, Capital Budget and Operating Budget of LLC; (ii) any increase in the most recently approved Capital Budget or Operating Budget by more than 10%; or (iii) any other material change to, or deviation from, the most recently approved Strategic Plan, Capital Budget or Operating Budget (or any part thereof);

(c) The approval of any capital expenditure on a single item or project (other than normal operations capital expenditures included in the Operating Budget) notwithstanding that such capital expenditure may have been (i) included in a Capital Budget previously approved by the Members or (ii) part of a capital project previously approved by the Members;

(d) Any merger or consolidation involving, or any reorganization, dissolution, liquidation or other winding up of, LLC;

(e) Any amendments of, or waiver by LLC of any of its rights under, any Contract or other transactions that are material to the business, prospects, assets, liabilities, financial condition or results of operations of LLC or its ability to make distributions to the Members;

(f) The entry into, or amendment of, any Contract or any other transaction between LLC, on the one hand, and a Member or any Affiliate of a Member, on the other;

(g) any acquisition of, or any sale, transfer, exchange, lease, license, assignment, mortgage, pledge, hypothecation or other disposition of, any assets (tangible or intangible) either (i) having a value exceeding $100,000 in any one transaction or series of related transactions or (ii) not in the ordinary course of business of LLC;

(h) Any investment or series of related investments by LLC exceeding $100,000 other than short-term investments in accordance with investment guidelines approved by the Members;

(i) The incurrence by LLC of, or any material modifications to, (i) obligations for borrowed money (whether secured or unsecured), (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business, (iii) obligations that would be shown as a liability on a balance sheet of LLC under GAAP in respect of leases of property that would be capitalized on such balance sheet, (iv) obligations evidenced by any bond, note, debenture or other evidence of indebtedness and (v) obligations under guarantees (direct or indirect and however denominated) in respect of any obligations of third parties referred to in clauses (i) through (iv) of this subparagraph (i), if, in any such case, the amount of such obligation exceeds $100,000;

(j) The entry by LLC into, or amendment of, any other Contract or the incurrence of any other obligation or commitment of a type not otherwise described in subsections (f) through (i) of this Section involving the provision of payments or other consideration (i) in excess of $500,000 or (ii) over a period of six months or greater;

(k) Any acquisition by LLC of an existing business from another entity, the entry by LLC into a partnership or formal joint venture or the taking of any action by LLC to cause any other Person to become a Member in LLC other than in accordance with Article XII;

(l) Any declaration or payment of any distribution by LLC (whether in cash or property or by issuance of interests) or the direct or indirect redemption, retirement, purchase or other acquisition of any Interests in LLC;

(m) The commencement (including the filing of a counterclaim) or settlement of any material claim or Litigation, regulatory proceeding or arbitration by LLC material to the business, prospects, assets, liabilities, financial condition or results of operations of LLC taken as a whole;

(n) Except as specifically provided in this Agreement, the appointment of any Key Employee of LLC or any termination or extension of, or revision to, any employment Contract or arrangement with any of the Key Employees of LLC;

(o) Any authorization, issuance, sale or reclassification of any Interests in LLC or authorization, issuance or sale of any bonds, notes, debentures, options, warrants, rights or other obligations convertible into, or exchangeable for, or having rights to purchase or acquire, any Interests in LLC or securities convertible into or exchangeable for such Interests;

(p) Any making of loans or advances by LLC otherwise than in the ordinary course of business;

(q) Any review, negotiation and any variation to Contracts between LLC and its major suppliers, including any supply contracts between LLC, on the one hand, and any Member or any Affiliate of any Member on the other, provided, however, that entry into the Agreement for Supply by LLC should not require the approval of the Members;

(r) Any other matters required by Law to be approved or ratified by the Members; and

(s) At such time as the Members determine that LLC shall have a supply manager, appointing one of the three nominees selected by Fletcher Challenge Forests USA Inc. for such position in its sole discretion.

AMERICAN MOULDING

- Profit & Loss Account Activity -

Calendar 1995

	12/31/95	11/30/95	10/31/95	09/30/95	08/31/95	07/31/95	06/30/95	05/31/95	04/30/95	03/31/95	02/28/95	01/31/95
Sales	4,333,380.55	5,208,857.50	5,679,768.37	4,657,854.72	4,986,051.67	4,389,298.06	4,580,138.82	4,889,271.58	4,810,803.53	5,408,656.34	4,105,598.40	4,305,244.45
Total Sales	4,333,380.55	5,208,857.50	5,679,768.37	4,657,854.72	4,986,051.67	4,389,298.06	4,580,138.82	4,889,271.58	4,810,803.53	5,408,656.34	4,105,598.40	4,305,244.45
Sales Discounts	(25,769.10)	(40,157.11)	(93,212.22)	(23,563.33)	(34,749.25)	(52,468.06)	(32,752.01)	(48,868.88)	(42,240.90)	(41,548.30)	(33,128.54)	(38,436.25)
Sales Returns & Allowances	(105,050.77)	(187,852.80)	(165,605.02)	(139,501.81)	(105,838.25)	(97,087.81)	(159,767.20)	(117,563.12)	(116,342.16)	(112,838.09)	(103,575.47)	(138,332.59)
Freight Out	(38,124.54)	(41,207.14)	(44,028.29)	(49,857.20)	(47,365.89)	(43,134.36)	(58,412.65)	(58,866.58)	(68,091.17)	(67,090.21)	(58,414.43)	(58,430.37)
Shipping Materials	(27,855.43)	(22,256.45)	(50,023.73)	(32,433.95)	(52,955.60)	(19,507.06)	(30,808.63)	(30,871.11)	(28,185.34)	(31,264.25)	(25,131.72)	(27,532.67)
Culling Of Bins	(218,588.34)	(274,992.22)	(201,546.37)	(91,253.16)	(115,591.85)	(163,908.35)	(122,661.95)	(159,207.34)	(172,732.44)	(276,973.42)	(85,218.31)	(148,606.13)
Total Sales Allowances	(316,393.09)	(496,540.83)	(474,414.56)	(365,612.95)	(356,291.18)	(381,102.89)	(411,400.44)	(415,407.44)	(427,592.97)	(529,634.27)	(310,918.47)	(409,344.01)
Net Sales	4,217,011.37	4,712,111.67	5,205,348.84	4,292,341.77	4,629,760.49	4,008,196.41	4,169,735.44	4,480,884.14	4,388,210.86	4,878,822.07	3,802,679.93	3,895,900.44
Cost Of Goods Sold	3,102,465.12	3,742,994.62	4,234,831.55	3,358,743.96	3,518,146.31	3,170,168.53	3,330,341.85	3,625,880.97	3,577,057.12	3,980,517.61	3,072,458.20	3,108,073.99
Freight In	6,571.77	4,822.23	13,072.30	3,904.90	7,997.90	9,772.73	11,303.16	7,761.83	6,563.01	6,837.05	53,292.12	5,282.53
Inventory Adjustments	(17,994.30)	(9,745.29)	18,070.83	(13,197.72)	43,738.31	(7,922.17)	(41,777.42)	(14,605.45)	7,161.42	32,842.10	(50,048.45)	(6,257.35)
Purchase Discounts	(18,182.86)	(16,864.00)	(82,059.17)	(14,409.76)	(72,622.84)	(15,637.22)	(17,870.17)	(21,785.93)	(17,698.90)	(19,542.88)	(11,872.72)	(17,251.59)
Purchase Allowances	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Inventory Damages	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Purchase Price Variance	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total Cost of Goods Sold	3,072,940.11	3,719,167.64	4,233,858.50	3,338,048.40	3,541,880.65	3,156,379.87	3,280,967.44	3,596,891.32	3,573,165.65	4,099,965.08	2,973,141.21	3,084,847.44
Gross Profit on Sales	944,071.89	993,144.96	971,489.34	936,293.37	985,290.84	881,816.81	877,778.00	884,992.82	814,845.21	877,856.99	829,538.72	811,052.44
Warehouse Wages	134,938.80	147,670.50	159,275.40	133,078.62	161,853.16	142,353.94	151,170.73	141,442.80	124,526.68	133,672.28	107,418.29	107,140.96
Casual Labor Warehouse	2,340.85	1,425.50	4,765.51	4,513.06	5,218.22	7,390.61	20,497.98	6,730.64	2,768.80	1,785.61	1,832.50	4,132.59
Warehouse Supplies	3,804.66	2,603.60	3,661.78	1,915.49	3,742.59	2,368.48	4,300.38	2,318.13	2,172.90	3,414.40	2,295.45	2,477.72
Warehouse Gas & Oil	1,491.21	1,720.10	1,630.11	1,567.48	1,611.00	1,513.53	2,133.63	754.04	1,318.53	1,419.80	1,562.59	1,280.39
Rep. & Maint. Warehouse	0.00	1,738.06	0.00	389.92	172.16	141.75	140.28	560.00	230.44	265.28	0.00	1,448.19
Rep. & Maint. Warehouse Equip	6,481.07	4,182.06	4,215.30	4,471.64	5,968.04	8,574.79	4,005.25	12,078.54	8,207.18	4,520.65	2,902.28	4,682.04
Depreciation Exp. Whse Equip	6,471.00	6,301.61	6,276.60	6,204.86	6,212.40	6,197.88	4,077.82	8,694.34	3,694.34	2,994.54	3,094.34	3,694.34
Rent Expense	82,404.22	81,819.56	67,032.45	82,188.67	81,472.43	83,674.45	84,830.88	80,653.14	80,588.81	75,427.08	74,183.68	67,398.75
Utilities Expense	13,999.05	18,789.77	10,431.48	13,279.34	10,583.32	12,530.29	12,397.69	8,268.38	12,607.00	21,083.60	16,131.18	18,908.74
Total Warehouse Expenses	255,742.28	266,037.14	274,100.92	257,518.11	279,730.35	242,866.53	284,391.61	265,471.01	232,453.91	244,494.41	219,329.47	201,560.87
Drivers Wages	54,062.87	54,519.55	43,296.16	48,928.21	54,536.65	40,363.61	51,003.68	54,807.08	48,587.23	53,743.33	39,951.79	40,307.45
Truck Rental	1,131.00	3,285.82	3,721.66	2,673.60	5,584.37	5,122.64	3,341.12	2,110.15	628.21	1,671.08	778.43	0.00
Gas & Oil Trucks	14,962.03	14,134.74	13,506.08	18,117.33	17,229.00	13,309.72	5,830.91	13,188.16	7,601.68	14,128.72	12,203.48	10,672.68
Rep. & Maint. Trucks	30,317.26	24,987.68	17,071.20	23,388.52	47,620.92	13,441.74	20,959.68	10,278.28	18,542.00	24,905.94	18,504.80	15,484.11
Tolls & Fees Trucks	2,713.32	2,839.60	2,700.45	1,362.00	1,394.05	2,271.40	2,108.45	1,765.80	2,398.00	1,867.80	2,094.10	1,828.30
Fuel Tax Trucks	1,452.48	1,027.13	6,032.74	848.12	637.49	(43.76)	8,002.38	768.42	7,867.70	642.50	0.00	7,028.07
Depreciation Exp. Trucks	13,172.60	13,172.60	12,805.84	12,807.62	12,444.59	11,628.79	8,365.60	8,355.60	8,355.80	8,355.80	8,355.80	8,355.80
Licenses & Fees Trucks	2,331.61	8,066.51	3,826.06	2,112.21	5,744.71	1,759.15	4,723.11	2,065.15	2,602.00	4,064.77	2,049.04	1,806.62
Insurance Trucks	3,739.28	5,738.28	3,738.38	3,483.38	3,774.20	3,409.47	4,543.88	3,565.55	4,091.00	3,312.50	3,312.55	3,312.55
Casual Labor Trucking	0.00	0.00	0.00	0.00	390.00	305.20	120.00	0.00	0.00	0.00	0.00	0.00
Leased Trucks	4,425.14	3,852.46	3,654.97	3,331.69	4,065.87	3,337.25	5,408.46	3,664.23	2,503.52	2,945.47	2,686.04	2,138.87
Backhaul Income	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total Trucking Expenses	138,336.48	131,728.67	119,224.22	114,862.79	163,781.07	108,518.11	120,000.66	131,703.08	105,159.81	118,465.94	97,978.23	90,884.33
Advertising / Marketing Exp.	42,193.02	50,001.50	28,473.87	40,430.07	38,007.23	62,017.60	58,432.55	67,934.60	72,170.55	14,765.98	21,304.49	55,176.69
Promotional Expense	0.00	175.00	9,960.00	1,068.00	1,775.00	1,400.00	350.00	5,192.00	650.00	2,050.00	800.00	8,400.00
Sales Commissions	32,923.80	42,154.74	33,544.00	37,297.38	30,633.68	24,408.04	41,073.02	41,488.14	35,365.03	71,527.48	58,441.71	57,039.01
Sales Manager Salary	5,250.00	5,500.00	5,500.00	5,250.00	5,750.00	5,250.00	5,500.00	5,750.00	5,000.00	5,750.00	5,000.00	5,500.00
Salesman Salary	36,212.81	34,580.27	31,091.81	29,970.50	31,943.91	38,890.41	28,507.28	32,651.22	25,187.68	32,415.63	28,187.66	31,725.68
Service / Marketing Wages	59,048.86	58,000.84	50,184.97	32,357.62	48,818.15	41,596.02	44,753.31	48,003.00	40,384.27	44,418.81	38,202.24	42,173.56
Casual Labor Service / Mktg.	1,012.83	735.30	2,541.80	98.98	2,484.00	4,692.63	7,835.06	9,422.60	1,417.24	483.04	606.65	1,907.80
Trade Show Misc. Expense	0.00	1,404.91	6,245.00	5,091.67	1,148.00	0.00	248.75	5,738.79	100.00	4,312.05	5,868.60	2,010.48
Travel - Shows	0.00	0.00	174.78	0.00	0.00	0.00	0.00	0.00	28.00	0.00	0.00	0.00
Travel - Other	14,601.67	7,294.17	13,395.91	10,532.29	8,108.74	14,229.08	12,759.14	10,574.40	7,565.00	8,493.00	14,203.86	6,717.40
Entertainment - Shows	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2.00	0.00	0.00	0.00	0.00
Entertainment - Other	394.59	1,630.81	603.61	2,161.06	2,033.00	719.49	152.26	872.16	65.40	3,066.67	280.10	328.65

COAREF1.WK4 04/08/96 04:41 PM

AMERICAN MOULDING

- Profit & Loss Account Activity -
Calendar 1995

	12/31/95	11/30/95	10/31/95	09/30/95	08/31/95	07/31/95	06/30/95	05/31/95	04/30/95	03/31/95	02/28/95	01/31/95
Meals - Shows	0.00	0.00	47.61	0.00	0.00	0.00	0.00	21.14	0.00	0.00	0.00	0.00
Meals - Other	5,852.02	7,180.31	7,861.02	4,678.83	8,755.34	5,671.31	8,548.36	8,400.24	4,704.99	3,571.74	7,550.40	3,145.91
Lodging - Shows	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1,440.00	0.00
Lodging - Other	7,423.59	7,313.48	8,537.80	5,551.87	12,145.60	18,363.86	15,535.48	12,911.05	6,532.84	8,711.04	7,183.72	7,628.74
Total Marketing Expenses	**257,088.06**	**181,820.43**	**204,388.38**	**195,848.22**	**191,491.84**	**205,418.65**	**234,872.18**	**252,961.75**	**201,836.04**	**137,913.52**	**190,179.48**	**195,936.44**
Auto Rental	1,232.52	700.82	1,470.86	848.88	1,421.77	1,015.14	553.82	1,169.66	2,209.44	511.28	1,165.00	(63.02)
Gas & Oil Auto	7,193.76	7,082.75	7,140.52	7,079.55	8,073.47	4,802.12	5,427.45	5,872.03	5,008.84	5,389.68	4,686.36	4,713.20
Rep. & Maint. Auto	7,488.09	1,721.09	1,370.84	4,469.38	1,182.09	1,531.19	1,150.07	1,520.74	2,143.14	2,125.84	777.45	1,270.78
Auto Depreciation	3,812.47	3,812.47	3,785.72	3,785.72	3,785.72	3,785.73	4,597.60	3,704.66	3,704.66	3,704.68	3,704.65	3,704.66
Auto Insurance	572.59	572.58	572.58	572.58	837.58	572.58	531.06	531.06	467.08	467.08	504.83	504.83
Auto Travel	33,887.52	12,764.59	10,659.77	9,970.75	8,761.29	7,997.47	9,175.23	7,423.91	7,758.94	6,487.35	7,208.58	7,004.58
Auto Misc	0.00	0.00	25.00	0.03	5.00	0.00	(10.00)	205.00	74.00	398.00	20.00	0.00
Total Auto Expenses	**54,189.80**	**27,320.08**	**25,034.37**	**28,678.62**	**22,067.67**	**19,336.21**	**21,478.13**	**20,226.50**	**21,447.39**	**19,081.10**	**18,286.37**	**17,784.19**
Social Security / Medicare Exp.	36,664.62	35,088.07	28,959.18	28,877.28	26,258.02	23,849.88	28,698.80	25,132.20	22,286.40	24,853.65	28,832.64	20,951.78
SUI & FUTA Expense	3,370.00	2,881.62	2,684.04	3,373.34	4,857.38	3,030.76	5,875.55	5,802.98	5,348.78	8,871.73	10,678.04	10,203.84
Health & Life Insurance	5,805.50	17,249.16	26,941.79	9,034.48	14,031.87	30,208.06	41,795.28	18,198.95	13,540.37	26,082.29	24,874.50	41,757.98
N.J. P-Paid Insurance	5,202.04	5,202.04	5,202.04	5,468.41	6,385.24	5,224.84	4,857.88	4,542.02	4,923.02	4,923.02	4,031.51	4,931.31
Workmen's Comp Insurance	8,871.04	8,782.04	8,871.24	10,463.07	8,743.25	8,778.25	13,387.81	19,362.75	8,749.25	9,234.91	9,234.91	9,234.91
Workmen's Comp Claims Paid	38.70	0.00	0.00	143.00	490.00	0.00	805.00	210.00	368.00	137.00	1,539.35	134.00
Bonuses & Incentives	43,300.00	30,491.56	0.00	400.00	200.00	0.00	300.00	27,667.00	100.00	600.05	200.00	11,680.00
Office Wages	38,147.89	41,348.47	41,533.14	35,274.77	38,767.98	24,489.93	39,698.14	34,671.69	28,852.01	30,828.37	38,860.03	27,890.29
Officers Salaries	18,818.17	19,818.94	19,818.94	18,818.17	20,717.71	18,918.17	19,818.94	20,717.71	18,015.40	20,717.71	18,015.40	18,818.94
Casual Labor Office	173.15	1,000.00	0.00	0.00	590.00	1,420.77	1,272.35	4,128.26	3,311.33	447.00	72.00	60.00
Amortization Leasehold Impr	137.60	137.60	135.48	135.48	102.94	102.94	18.12	18.12	18.12	18.12	18.12	18.12
Amortization Computer / Software	691.43	651.38	650.38	610.41	610.41	610.42	751.18	751.18	751.18	751.18	751.18	751.18
Computer Repairs & Maintenance	1,039.59	2,772.63	2,900.25	819.74	522.00	361.05	605.34	1,686.30	2,447.55	253.60	2,035.05	1,586.84
Computer Supplies	3,406.54	2,831.85	2,449.32	1,865.74	1,850.12	1,620.79	2,284.24	1,017.11	1,749.29	2,468.15	2,002.92	2,292.13
Cleaning Supplies & Service	1,978.08	2,089.54	2,169.56	2,479.93	1,318.54	2,053.05	1,150.74	1,094.78	1,415.50	1,374.82	1,348.78	1,374.00
Payroll Processing Expense	980.48	845.28	1,013.42	1,222.00	1,097.22	658.79	1,328.54	708.74	694.66	695.69	1,228.04	820.00
EDI Processing Expense	2,139.93	2,370.80	1,957.22	2,145.43	1,827.15	1,872.87	1,863.11	1,812.78	2,033.74	1,771.42	1,675.38	1,815.89
Contributions & Donations	250.00	908.00	490.00	225.00	12,500.00	100.00	120.00	0.00	335.00	955.00	0.00	200.00
Dues & Subscriptions	78.65	180.65	441.08	0.00	190.00	0.00	442.70	25.00	296.50	435.65	88.00	59.00
Postage	810.09	635.45	789.44	874.20	1,074.02	997.69	1,298.65	1,312.37	493.52	1,723.44	786.46	1,440.92
Office Equipment Rental	826.30	826.30	826.30	826.30	826.30	826.30	61.08	37.60	37.60	97.60	97.60	38.75
Rep. & Maint. Office	279.17	377.67	224.92	723.01	522.38	250.23	117.19	461.65	117.19	488.30	128.77	128.77
Rep & Maint. Office Equipment	338.41	338.63	368.05	371.43	1,049.35	368.22	395.23	326.00	330.70	373.22	600.44	441.23
Depreciation Office Equip	1,501.29	1,501.28	1,485.93	1,435.03	1,485.63	1,485.60	712.70	711.11	711.11	711.11	711.11	711.11
Moving Expense	0.00	2,029.03	0.00	0.00	1,800.00	0.00	4,013.30	0.00	0.00	0.00	0.00	0.00
Office Supplies	4,877.37	4,722.03	5,923.55	4,039.18	5,882.87	3,905.14	5,478.85	4,181.41	2,808.08	4,248.81	3,504.08	4,590.90
Telephone Exp.	13,138.95	18,761.18	14,815.35	16,127.58	17,581.25	16,343.23	16,793.30	15,168.94	15,530.17	11,781.59	12,274.87	12,501.58
Executive Compensation Insurance	5,774.00	5,774.00	5,774.00	5,774.00	5,774.00	5,774.00	6,774.00	6,615.00	6,612.00	5,120.00	5,614.00	5,120.00
Life Insurance	(2,850.20)	(1,520.61)	715.68	715.60	715.80	715.88	(3,342.07)	715.88	715.88	715.88	715.85	715.88
Key Man Life Insurance	(529.27)	7,915.01	7,815.01	7,815.01	7,915.01	7,915.01	(4,148.93)	7,815.01	7,815.01	7,515.01	7,015.01	7,915.01
Accounting Fees	1,150.00	2,300.00	0.00	8,215.00	7,650.00	3,470.00	3,985.00	798.00	0.00	0.00	4,441.00	0.00
Amortization Of Organization Costs	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Legal Fees	0.00	0.00	1,004.25	639.00	403.78	540.07	3,494.00	0.00	162.00	308.00	0.00	2,383.78
Consulting Fees	3,000.00	0.00	0.00	0.00	500.00	500.00	0.00	372.07	1,829.25	1,230.14	0.00	0.00
Collection Expense	0.00	0.00	0.00	0.00	0.00	0.07	0.00	0.00	0.00	0.00	0.00	0.00
Education Expense	0.00	0.00	0.00	0.00	85.00	120.00	195.00	0.00	134.00	20.11	318.00	0.00
Bad Debt Expense	1,000.00	1,000.00	1,000.00	5,000.00	5,000.00	5,000.00	(101,591.69)	7,708.44	6,822.90	8,035.00	3,388.51	8,307.47
Credit Insurance Exp.	2,208.33	2,208.33	2,208.33	2,208.33	2,133.50	2,133.50	3,517.31	3,517.39	3,387.39	3,348.38	3,108.14	2,769.14
Corp. Licenses & Fees	0.00	0.00	0.00	0.00	0.00	150.00	0.00	1,150.00	1,043.85	8.00	0.00	27.00
Employee Entertainment	24,602.67	0.00	85.10	1,880.12	7,416.69	500.00	0.00	0.00	0.00	0.00	27.28	0.00
Misc. Expense	1,541.60	4,162.29	3,263.47	2,201.13	1,625.18	3,008.35	1,558.71	2,387.65	4,158.98	1,692.84	2,225.03	3,055.43
Total General & Admin Expenses	**218,311.19**	**274,782.79**	**183,889.98**	**189,278.28**	**209,895.88**	**187,963.49**	**89,113.87**	**212,832.21**	**163,289.19**	**181,488.48**	**178,470.86**	**204,862.87**
Total Operating Expenses	**431,092.92**	**821,726.41**	**611,492.58**	**795,080.20**	**804,897.50**	**798,221.59**	**746,453.09**	**843,244.82**	**729,894.05**	**771,498.11**	**598,591.69**	**790,315.97**
Operating Income	**112,478.36**	**171,494.82**	**181,227.98**	**143,232.14**	**130,208.34**	**82,894.93**	**131,294.06**	**110,767.35**	**80,391.26**	**186,834.88**	**142,957.07**	**118,736.33**

COAXREF1.WK4 04/08/96 04:41 PM

AMERICAN MOULDING

- Profit & Loss Account Activity -
Calendar 1995

	12/31/95	11/30/95	10/31/95	09/30/95	08/31/95	07/31/95	06/30/95	05/31/95	04/30/95	03/31/95	02/28/95	01/31/95
Misc A/P Vendor Discounts	(137.42)	(695.48)	(503.61)	(275.51)	(307.02)	(725.77)	(206.04)	(197.66)	(584.97)	(416.43)	(245.60)	(295.55)
Misc Income	0.00	0.00	(62.63)	0.00	0.00	0.00	(18.00)	(0.00)	0.00	0.00	0.00	0.00
Gain / (Loss) On Disposal Of Assets	0.00	0.00	0.00	0.00	0.00	(3,674.13)	0.00	0.00	4,680.50	0.00	0.00	0.00
Interest Expense	100,444.36	89,263.97	105,047.13	94,821.09	65,338.08	92,608.50	88,280.04	87,327.86	78,724.31	78,357.60	73,370.70	76,509.09
Bank Service Fees	600.00	600.00	600.00	1,250.64	3,347.05	1,142.50	600.00	600.00	600.00	600.00	600.00	3,159.50
Corporate Taxes	727.33	59.10	0.00	4,985.63	318.08	2,115.36	304.45	151.71	84.61	117.36	172.86	95.75
Total Other Income / (Expenses)	101,634.39	89,249.61	104,980.51	100,813.75	68,698.68	91,954.46	88,849.48	87,881.91	83,016.45	78,658.13	73,897.96	79,469.79
Net Profit / (Loss) Before Taxes	19,342.87	72,164.31	62,867.45	62,420.89	31,804.76	639.63	42,466.02	12,878.68	(1,133.17)	28,508.78	69,959.41	31,265.16
Prior Year Income Taxes	0.00	0.00	0.00	7,265.18	0.00	0.00	0.00	0.00	0.00	0.00	24,845.00	0.00
Provision For Income Taxes - Federal	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Provision For Income Taxes - State	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total Income Taxes	0.00	0.00	0.00	7,265.18	0.00	0.00	0.00	0.00	0.00	0.00	24,845.00	0.00
NET PROFIT / (LOSS)	19,842.87	72,164.31	62,867.45	55,155.71	31,804.78	639.63	42,466.02	12,878.68	(1,133.10)	28,508.78	45,114.41	31,265.16